++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus supplement is not complete and +
+                               may be changed.                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                Filed Pursuant to Rule 424(b)(5)
                                            File Numbers 333-54842 and 333-70991

                  Subject to Completion. Dated April 20, 2001.

          Prospectus Supplement to Prospectus dated February 15, 2001.

                                  $500,000,000

                                [GAP INC. LOGO]

                           % Notes due          , 2003

                                  -----------

  The Gap, Inc. will pay interest on the notes on                 and       of
each year. The first such payment will be made on         , 2001. The notes
will be issued only in denominations of $1,000 and integral multiples of $1,000.

  The notes are not redeemable prior to maturity. There is no sinking fund for the notes.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                Per Note Total
                                                                -------- ------
   Initial public offering price...............................       %  $
   Underwriting discount.......................................       %  $
   Proceeds, before expenses, to The Gap, Inc. ................       %  $

  The initial public offering price set forth above does not include accrued
interest, if any. Interest on the notes will accrue from April   , 2001 and
must be paid by the purchaser if the notes are delivered after April   , 2001.

                                  -----------

  The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York, on April   , 2001.

                   Joint-Lead Managers and Joint-Bookrunners

Goldman, Sachs & Co.                                        Salomon Smith Barney

                               Joint-Lead Manager

                                    JPMorgan

ABN AMRO Incorporated
   Banc One Capital Markets, Inc.
     Deutsche Banc Alex. Brown
         Fleet Securities, Inc.
            HSBC
                Wells Fargo Brokerage Services, LLC
                   William Blair & Company

                                  -----------

                  Prospectus Supplement dated         , 2001.

                                  THE COMPANY

General

   We are a global specialty retailer operating stores selling casual apparel, personal care and other accessories for men, women and children under the Gap, Banana Republic and Old Navy brands. As of March 3, 2001, we operated 3,740 stores in the United States, Canada, the United Kingdom, France, Germany and Japan.

   We design virtually all of our products, which in turn are manufactured by independent sources, and sell them under our brands in the following store formats:

     Gap. Founded in 1969, Gap stores offer extensive selections of classically-styled, high quality, casual apparel at moderate price points. Products range from wardrobe basics, such as denim, khakis and T-shirts, to fashion apparel, accessories and personal care products for men and women aged teen through adult. We entered the children's apparel market with the introduction of GapKids in 1986 and babyGap in 1989. These stores offer casual basics, outerwear, shoes and other accessories in the tradition of Gap style and quality for children aged newborn through teen. We launched GapBody in 1998 offering men's and women's underwear, sleepwear and personal care products. As of March 3, 2001, we operated a total of 2,643 Gap brand stores.

     Banana Republic. Acquired in 1983 with two stores, Banana Republic now offers sophisticated, fashionable collections of dress-casual and tailored clothing and accessories for men and women at higher price points than Gap. Banana Republic products range from clothing, including intimate apparel, to personal care products and home products. As of March 3, 2001, we operated 408 Banana Republic stores.

     Old Navy. We launched Old Navy in 1994 to address the market for value-priced family apparel. Old Navy offers broad selections of apparel, shoes and accessories for adults, children and infants as well as other items, including personal care products, in an innovative, exciting shopping environment. As of March 3, 2001, we operated 689 Old Navy stores.

   We established Gap Online, a web-based store located at www.gap.com, in 1997. GapKids and babyGap web-based stores, located at www.gapkids.com and www.babygap.com, were established in 1998. Products comparable to those carried in Gap, GapKids and babyGap stores can be purchased on-line. In addition, a line of maternity apparel is available at Gap Online. Banana Republic introduced a catalog format in 1998 and Banana Republic Online, a web-based store located at www.bananarepublic.com, in 1999. Both of the new Banana Republic formats offer clothing and accessories comparable to those carried in the store collections. In 1999, we established Old Navy Online, a promotional website located at www.oldnavy.com, and began operating Old Navy Online as a web-based store in 2000. The online and catalog businesses are offered as an extension of our store experience and are intended to strengthen our relationship with our customers.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the notes for general corporate purposes, including expansion of stores, distribution centers, distribution channels and headquarter facilities and brand investment and may use a portion of the net proceeds to repay short-term indebtedness. Pending such uses, we will invest the net proceeds in investment-grade, interest-bearing securities.

                                 CAPITALIZATION

   The following table sets forth our consolidated capitalization as of February 3, 2001, and as adjusted to give effect to the sale of the notes offered hereby and the application of the estimated net proceeds therefrom, as described under "Use of Proceeds":

                                                         As of February 3, 2001
                                                         -----------------------
                                                                    As Adjusted
                                                           Actual   For Offering
                                                         ---------- ------------
                                                             (in thousands)
Short-Term Debt......................................... $1,029,904  $1,029,904
                                                         ==========  ==========
Long-Term Debt
  Notes offered hereby.................................. $      --   $  500,000
  Notes due 2004........................................    234,002     234,002
  Notes due 2007........................................    497,277     497,277
  Notes due 2009........................................     48,967      48,967
                                                         ----------  ----------
Total Long-Term Debt....................................    780,246   1,280,246
                                                         ----------  ----------
Total Shareholders' Equity..............................  2,928,239   2,928,239
                                                         ----------  ----------
Total Capitalization (excluding short-term debt)........ $3,708,485  $4,208,485
                                                         ==========  ==========

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                 Fiscal Year Ended
        ---------------------------------------------------------------------------
        February 1,     January 31,     January 30,     January 29,     February 3,
           1997            1998            1999            2000            2001
        -----------     -----------     -----------     -----------     -----------
           4.18            4.01            4.79            5.32            3.67

   For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before taxes plus fixed charges (less capitalized interest), and fixed charges consist of interest expense, capitalized interest and the portion of rental expense under operating leases representative of an interest factor.

                            DESCRIPTION OF THE NOTES

   The following information concerning the notes offered hereby supplements and should be read in conjunction with the statements in the accompanying prospectus under the caption "Description of the Debt Securities." Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying prospectus.

General

   The notes will be issued as a series of debt securities under the indenture dated as of September 1, 1997, between us and The Bank of New York, as successor trustee to Harris Trust Company of California, which is more fully described in the accompanying prospectus.

   The notes will be issued as unsecured obligations in an aggregate principal
amount of $500,000,000 and will mature on         , 2003. We may not redeem the
notes prior to maturity.

   The notes will bear interest at the annual rate of   %, payable semiannually
in arrears on          and          of each year, beginning         , 2001, to
the persons in whose names the notes are registered at the close of business on
the preceding       or      . Interest on the notes will be computed on the
basis of a 360-day year or twelve 30-day months.

   The principal of and interest on the notes will be payable, the transfer of notes will be registrable and the notes may be presented for exchange, at the corporate trust office of the trustee, The Bank of New York, located at 101 Barclay Street, New York, New York 10286. So long as the notes are represented by global debt securities, the interest payable on the notes will be paid to Cede & Co., the nominee of the Depository Trust Company, or DTC, or its registered assigns as the registered owner of the global debt securities, by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m. Eastern Standard Time. If the notes are no longer represented by global debt securities, payment of interest may, at our option, be made by check mailed to the address of the person entitled thereto. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   The notes will be subject to the defeasance and the covenant defeasance provisions described in the accompanying prospectus under the caption "Description of the Debt Securities--Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances."

   No sinking fund is provided for the notes.

   We may, without the consent of the holders of notes, issue additional notes of the same series, having the same ranking and the same interest rate, maturity and other terms, as the notes.

   The Bank of New York is a lender on two of our revolving credit agreements and has in the past, and may in the future, engage in other commercial banking transactions with us.

Book-Entry, Delivery and Form

   The notes will be represented by global debt securities that will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., the nominee of DTC.

   DTC has advised us and the Underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others, such as banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

   Purchase of interests in the notes under DTC's system must be made by or through direct participants, which will receive a credit for such interests on DTC's records. The ownership interest of each actual purchaser of interests in the notes, known as a beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except as described below.

   To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the interest in the notes. DTC's records reflect only the identity of the direct participants to whose accounts interests in the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts interest in the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

   Principal and interest payments on the notes will be made to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee, us or our paying agent. Disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to the beneficial owners shall be the responsibility of direct and indirect participants.

   DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or our paying agent. Under such circumstances, in the event that a successor depository is not obtained, certificated notes will be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificated notes will be printed and delivered.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

   A further description of DTC's procedures with respect to the notes is set forth in the accompanying prospectus under the heading "Description of the Debt Securities-Global Debt Securities."

                                  UNDERWRITING

   The Gap, Inc. and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                                Principal Amount
            Underwriters                                            of Notes
            ------------                                        ----------------
   Goldman, Sachs & Co.........................................   $
   Salomon Smith Barney Inc....................................
   Chase Securities Inc........................................
   ABN AMRO Incorporated.......................................
   Banc One Capital Markets, Inc. .............................
   Deutsche Banc Alex. Brown Inc. .............................
   Fleet Securities, Inc. .....................................
   HSBC Securities (USA) Inc. .................................
   Wells Fargo Brokerage Services, LLC.........................
   William Blair & Company, L.L.C. ............................
                                                                  ------------
     Total.....................................................   $500,000,000
                                                                  ============

   Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the Underwriters to securities dealers may be
sold at a discount from the initial public offering price of up to      % of
the principal amount of the notes. Any such securities dealers may resell any notes purchased from the Underwriters to certain other brokers or dealers at a
discount from the initial public offering price of up to     % of the principal
amount of the notes. If all the notes are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

   The notes are a new issue of securities with no established trading market. The Gap, Inc. has been advised by the Underwriters that the Underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

   In connection with the offering, the Underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

   These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

   The Gap, Inc. estimates that its share of the total expenses of the offering, excluding the underwriting discounts and commissions, will be approximately $465,000.

   The Gap, Inc. has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   In the ordinary course of business, the Underwriters and their respective affiliates have in the past performed, and may in the future perform, investment banking and commercial banking services for The Gap, Inc. for which they have received, and may in the future receive, fees or other compensation.

                             VALIDITY OF THE NOTES

   The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. The validity of the notes offered hereby will be passed upon for the Underwriters by Sullivan & Cromwell, Palo Alto, California.

                                  $500,000,000

                               [LOGO OF GAP INC.]

                                Debt Securities

                               ----------------

   The Gap, Inc. may from time to time issue up to $500,000,000 aggregate principal amount of Debt Securities. The accompanying Prospectus Supplement will specify the terms of the securities.

   The Gap, Inc. may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of any underwriters or agents involved in the sale of the securities will be set forth in the accompanying Prospectus Supplement.

                               ----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                       Prospectus dated February 15, 2001

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Reports, proxy material and other information about us can also be inspected at the offices of the New York and Pacific Stock Exchanges.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as all future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all the Debt Securities:

     (a) Our Annual Report on Form 10-K for the fiscal year ended January 29, 2000;

     (b) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 29, 2000, July 29, 2000 and October 28, 2000; and

     (c) Our Current Report on Form 8-K dated May 15, 2000.

   This Prospectus is part of a Registration Statement on Form S-3 (the "Registration Statement") we filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should look at the Registration Statement and its exhibits for further information about us and about the Debt Securities.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           The Gap, Inc.
                           One Harrison Street
                           San Francisco, CA 94105
                           Attention: Investor Relations
                           Telephone: 1-800-GAP-NEWS.

   In addition, documents incorporated by reference in this Prospectus are made available by the SEC to any person through (i) the public reference facilities maintained by the SEC by calling the SEC at 1-800-SEC-0330 and (ii) the SEC's Internet site at http://www.sec.gov.

                                  THE COMPANY

General

   We are a global specialty retailer operating stores selling casual apparel, personal care and other accessories for men, women and children under the Gap, Banana Republic and Old Navy brands. As of October 28, 2000, we operated 3,542 stores in the United States, Canada, the United Kingdom, France, Germany and Japan.

   We design virtually all of our products, which in turn are manufactured by independent sources, and sell them under our brands in the following store formats:

     Gap. Founded in 1969, Gap stores offer extensive selections of classically-styled, high quality, casual apparel at moderate price points. Products range from wardrobe basics, such as denim, khakis and T-shirts, to accessories and personal care products for men and women aged teen through adult. We entered the children's apparel market with the introduction of GapKids in 1986 and babyGap in 1989. These stores offer casual basics, outerwear, shoes and other accessories in the tradition of Gap style and quality for children aged newborn through teen. As of October 28, 2000, we operated a total of 2,505 Gap brand stores.

     Banana Republic. Acquired in 1983 with two stores, Banana Republic now offers sophisticated, fashionable collections of dress-casual and tailored clothing and accessories for men and women at higher price points. Banana Republic products range from clothing, including intimate apparel, to personal care products and home products. As of October 28, 2000, we operated 389 Banana Republic stores.

     Old Navy. We launched Old Navy in 1994 to address the market for value-priced family apparel. Old Navy offers broad selections of apparel, shoes and accessories for adults, children and infants as well as other items, including personal care products, in an innovative, exciting shopping environment. As of October 28, 2000, we operated 648 Old Navy stores.

   We established Gap Online, a web-based store located at www.gap.com, in 1997. GapKids and babyGap web-based stores, located at www.gapkids.com and www.babygap.com, were established in 1998. Products from Gap, GapKids and babyGap stores can be purchased on-line. Banana Republic introduced a catalog format in 1998 and Banana Republic Online, a web-based store located at www.bananarepublic.com, in 1999. Also, Old Navy Online, located at www.oldnavy.com, began operation as a web-based store in May 2000. The online and catalog business is offered as an extension of our store experience and is intended to strengthen our relationship with our customers.

   Our executive offices are located at One Harrison Street, San Francisco, California 94105, and our telephone number is (650) 952-4400.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the Debt Securities as set forth in a Prospectus Supplement relating to such Debt Securities. Except as otherwise specified in the Prospectus Supplement relating to a particular series of Debt Securities, we will use the net proceeds from any offering for general corporate purposes, including expansion of stores, distribution centers, distribution channels and headquarters facilities, and brand investment.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                        Fiscal Year Ended                          Nine Months Ended
   ----------------------------------------------------------- -------------------------
   February 3, February 1, January 31, January 30, January 29, October 30, October 28,
      1996        1997        1998        1999        2000        1999         2000
   ----------- ----------- ----------- ----------- ----------- -----------  -----------
      3.92        4.18        4.01        4.79        5.32        4.93          3.57

   For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before taxes plus fixed charges (less capitalized interest), and fixed charges consist of interest expense, capitalized interest and the portion of rental expense under operating leases representative of an interest factor.

                       DESCRIPTION OF THE DEBT SECURITIES

   The Debt Securities are to be issued under an Indenture (as amended or supplemented from time to time, the "Indenture") between The Gap Inc. (the "Company") and The Bank of New York, as successor trustee to Harris Trust Company of California, as Trustee (the "Trustee"), a copy of which is incorporated by reference as an exhibit to the Registration Statement. The statements herein relating to the Debt Securities and the following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wherever particular sections or defined terms of the Indenture are referred to in this Prospectus or in a Prospectus Supplement, such sections or defined terms are incorporated herein or therein by reference.

   The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general terms and provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

General

   The Indenture does not limit the amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated obligations of the Company.

   Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest, if any, on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency to be maintained by the Company in The City of New York and at any other office or agency maintained by the Company for this purpose. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples of $1,000. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

   The Applicable Prospectus Supplement will describe the terms of the Offered Debt Securities, including:

   (1) the title of the Offered Debt Securities;

   (2) any limit on the aggregate principal amount of the Offered Debt
       Securities;

   (3) the person or entity to whom any interest on the Offered Debt Securities shall be payable, if other than the person or entity in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest;

   (4) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities is payable or the method of determination thereof;

   (5) the rate or rates at which the Offered Debt Securities shall bear interest, if any, or the method of calculating the rate or rates of interest, the date or dates from which any interest shall accrue or the method by which the date or dates shall be determined, the Interest Payment Dates on which any interest shall be payable and the Regular Record Date for interest payable on any Interest Payment Date;

   (6) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities shall be payable;

   (7) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which and the other terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company;

   (8) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the other terms and conditions upon which the Offered Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

   (9) if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which the Offered Debt Securities shall be issuable;

  (10) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Offered Debt Securities shall be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United States of America;

  (11) if the amount of payments of principal of or any premium or interest on any Offered Debt Securities may be determined with reference to an index, formula or other method, the index, formula or other method by which these amounts shall be determined;

  (12) if the principal of or any premium or interest on any Offered Debt Securities is to be payable, at the election of the Company or a holder, in one or more currencies or currency units other than that or those in which the Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Debt Securities as to which such election is made shall be payable, and the periods within which and the other terms and conditions upon which such election is to be made;

  (13) if other than the principal amount, the portion of the principal amount of the Offered Debt Securities which shall be payable upon declaration of acceleration of maturity or the method by which the portion may be determined;

  (14) the applicability of the provisions described under "Defeasance of Offered Debt Securities or Certain Covenants in Certain
       Circumstances";

  (15) if the Offered Debt Securities will be issuable only in the form of one or more Global Debt Securities as described under "Global Debt Securities", the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Global Debt Security may be registered for transfer or exchange or authenticated and delivered in the name of a person or entity other than the Depositary or its nominee; and

  (16) any other terms of the Offered Debt Securities.

(Section 301)

   Debt Securities may be issued under the Indenture as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Debt Security" means any Debt Security which provides for an amount less than the principal amount to be due and payable upon a declaration of acceleration of maturity upon the occurrence and continuance of an Event of Default. (Section
101)

   If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units, if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, material U.S. federal income tax considerations and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the Applicable Prospectus Supplement.

   If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of Debt Securities, material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the Applicable Prospectus Supplement.

Global Debt Securities

   The following description of Global Debt Securities will apply to any series of Debt Securities except as otherwise provided in the Applicable Prospectus Supplement.

   The Debt Securities of a series may be issued in the form of one or more Global Debt Securities that will be deposited with or on behalf of a Depositary, which will be a clearing agent registered under the Exchange Act. Global Debt Securities will be registered in the name of the Depositary or a nominee of the Depositary, will be deposited with the Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for pursuant to the Indenture. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Global Debt Security may not be transferred or exchanged except as a whole by the Depositary for such Global Debt Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor Depositary for such series or a nominee of a successor Depositary, or except in the circumstances described in the Applicable Prospectus Supplement. (Section 305)

   Upon the issuance of any Global Debt Security, and the deposit of the Global Debt Security with or on behalf of the Depositary for the Global Debt Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by the Global Debt Security to the accounts of institutions ("Participants") that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the Debt Securities or by the Company, if the Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Debt Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in a Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for the Global Debt Security or by its nominee. Ownership of beneficial interests in the Global Debt Security by persons who hold through Participants will be shown on, and the transfer of beneficial interests within such Participants will be effected only through, records maintained by those Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

   So long as the Depositary for a Global Debt Security, or its nominee, is the owner of that Global Debt Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Security represented by that Global Debt Security for all purposes under the Indenture. Accordingly, each person owning a beneficial interest in the Global Debt Security must rely on the procedures of the Depositary and, if the person is not a Participant, on the procedures of the Participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Global Debt Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take that instruction or action, and the Participants would authorize beneficial owners owning through those Participants to give or take that instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

   Unless otherwise specified in the Applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on the Debt Securities represented by a Global Debt Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of that Global Debt Security. The Company expects that the Depositary for any Debt Securities represented by a Global Debt Security, upon receipt of any payment of principal or interest in respect of the Global Debt Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Debt Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in the Global Debt Security held through those Participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in "street name", and will be the responsibility of those Participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in any Global Debt Security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

   A Global Debt Security shall be exchangeable for Debt Securities in certificated registered form, of like tenor and of an equal aggregate principal amount, only if:

  (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for that Global Debt Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act;

  (b) the Company in its sole discretion determines that such Global Debt Security shall be exchangeable for Debt Securities in certificated registered form; or

  (c) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities.

   Any Global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that these instructions may be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in the Global Debt Security.

Events of Default

   Any one of the following events will constitute an Event of Default under the Indenture with respect to Debt Securities of any series:

  (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

  (b) failure to pay principal of or any premium on any Debt Security of that series when due;

  (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;

  (d) failure to perform, or breach of, any covenant or warranty of the Company in the Indenture with respect to Debt Securities of that series continued for 60 days after written notice as provided in the Indenture;

  (e) a default under any indebtedness for money borrowed by the Company or any Subsidiary if (A) the default either (1) results from the failure to pay the principal of any such indebtedness at its stated maturity or
      (2) relates to an obligation other than the obligation to pay the principal of such indebtedness at its stated maturity and results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, (B) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $25,000,000 or more at any one time outstanding and (C) such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 10 business days after written notice as provided in the Indenture;

  (f) certain events of bankruptcy, insolvency or reorganization of the Company; or

  (g) any other Event of Default provided with respect to Debt Securities of that series.

(Section 501)

   If an Event of Default (other than an Event of Default described in clause
(f) of the preceding paragraph) with respect to the Debt Securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may accelerate the maturity of all Debt Securities of that series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default described in clause (f) of the immediately preceding paragraph occurs, the Outstanding Debt Securities will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. (Section 502)

   Reference is made to the Applicable Prospectus Supplement relating to any series of Offered Debt Securities that are Original Issue Discount Debt Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

   The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

   No holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless that holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, these limitations do not apply to a suit instituted by a holder of Debt Securities for enforcement of payment of the principal of and premium, if any, or interest, if any, on such Debt Securities on or after the respective due dates expressed in such Debt Securities. (Section 508)

   The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004)

Modification and Waiver

   Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the holders of any of the Debt Securities in order

   (1) to evidence the succession of another entity to the Company and the assumption of the covenants and obligations of the Company under the Debt Securities and the Indenture by such successor to the Company;

   (2) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred on the Company by the Indenture;

   (3) to add additional Events of Default with respect to any series of Debt Securities;

   (4) to add to or change any provisions to such extent as may be necessary to permit or facilitate the issuance of Debt Securities in bearer form or to facilitate the issuance of Global Debt Securities;

   (5) to add to, change or eliminate any provision affecting only Debt Securities not yet issued;

   (6) to secure the Debt Securities;

   (7) to establish the form or terms of Debt Securities of any series;

   (8) to evidence and provide for successor Trustees or to add or change any provisions to such extent as may be necessary to provide for or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities;

   (9) to permit payment in respect of Debt Securities in bearer form in the United States to the extent allowed by law; or

  (10) to cure any ambiguity, to correct or supplement any mistaken or inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that any such action (other than in respect of a mistaken provision) does not adversely affect in any material respect the interests of any holder of Debt Securities of any series then outstanding.

(Section 901)

   Modifications and amendments of the Indenture also may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments; provided, however, that no modification or amendment may, without the consent of the holders of all Debt Securities affected thereby,

   (1) change the Stated Maturity of the principal amount of, or any installment of principal of or interest, if any, on, any Debt Security;

   (2) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest, if any, on any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of maturity);

   (3) change the place or currency of payment of principal of, premium, if any, or interest, if any, on any Debt Security;

   (4) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after its Stated Maturity (or in the case of redemption, on or after the Redemption Date); or

   (5) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

(Section 902)

   The holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008) The holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

No Protection In the Event of a Change of Control

   Unless otherwise set forth in the Applicable Prospectus Supplement, the Debt Securities will not contain any provisions which may afford holders of the Debt Securities protection in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not the transaction results in a change in control of the Company).

Covenants

   Unless otherwise set forth in the Applicable Prospectus Supplement, and except as set forth below under "Consolidation, Merger and Sale of Assets," the Debt Securities will not contain any restrictive covenants, including covenants restricting the Company or any of its Subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness or encumbering any property of the Company or any subsidiary, or restricting the Company or any Subsidiary from transferring assets or entering into any sale and leaseback transaction.

Consolidation, Merger and Sale of Assets

   The Company may not consolidate with or merge with or into any other entity or transfer or lease its assets substantially as an entirety to any entity, unless

   (1) either the Company is the continuing corporation, or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and the successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture;

   (2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

   (3) if a supplemental indenture is to be executed in connection with such consolidation, merger, transfer or lease, the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

(Section 801)

Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances

 Defeasance and Discharge

   The Indenture provides that the terms of any series of Debt Securities may provide the Company with the option to be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain transfer and administrative duties) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal of, premium, if any, and interest, if any, on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Discharge may only occur if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities of such series. (Sections 1302 and 1304)

 Defeasance of Certain Covenants

   The Indenture provides that the terms of any series of Debt Securities may provide the Company with the option to omit to comply with the restrictive covenant described in this Prospectus under "Consolidation, Merger and Sale of Assets" and any other covenants made applicable to any series of Debt Securities as described in the Applicable Prospectus Supplement. The Company, in order to exercise this option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay principal of, premium, if any, and interest, if any, on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. (Sections 1303 and 1304)

   In the event the Company exercises this option and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

   The Applicable Prospectus Supplement will state if any defeasance provisions will apply to the Offered Debt Securities.

Concerning the Trustee

   The Bank of New York, as successor trustee to Harris Trust Company of California, is the Trustee under the Indenture. The Trustee may resign at any time or may be removed by the holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

                              PLAN OF DISTRIBUTION

   The Company may sell Debt Securities to or through one or more underwriters or dealers and also may sell Debt Securities to other investors directly or through agents.

   The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

   In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any underwriter or agent will be identified, and any compensation received from the Company will be described, in the applicable Prospectus Supplement.

   Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

                        VALIDITY OF THE DEBT SECURITIES

   The validity of the Debt Securities will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, and, unless otherwise indicated in a Prospectus Supplement relating to Offered Debt Securities, by Sullivan & Cromwell, Palo Alto, California, counsel for the underwriters or agents.

                                    EXPERTS

   The consolidated financial statements of the Company as of January 29, 2000 and January 30, 1999 and for each of the three fiscal years in the period ended January 29, 2000, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information for the periods ended April 29, 2000 and May 1, 1999, and for the periods ended July 29, 2000 and July 31, 1999, and for the periods ended October 28, 2000 and October 30, 1999 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended April 29, 2000, July 29, 2000 and October 28, 2000 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
The Company................................................................ S-2
Use of Proceeds............................................................ S-3
Capitalization............................................................. S-3
Ratio of Earnings to Fixed Charges......................................... S-3
Description of the Notes................................................... S-4
Underwriting............................................................... S-7
Validity of the Notes ..................................................... S-8


                                  Prospectus

Where You Can Find More Information........................................   2
Documents Incorporated by Reference........................................   2
The Company................................................................   3
Use of Proceeds............................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Description of the Debt Securities.........................................   4
Plan of Distribution.......................................................  12
Validity of the Debt Securities............................................  13
Experts....................................................................  13

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                                 $500,000,000

                                 The Gap, Inc.

                                     % Notes
                              due         , 2003

                               ----------------

                                [GAP INC. LOGO]

                               ----------------

                             Goldman, Sachs & Co.

                             Salomon Smith Barney

                                   JPMorgan

                             ABN AMRO Incorporated

                        Banc One Capital Markets, Inc.

                           Deutsche Banc Alex. Brown

                            Fleet Securities, Inc.

                                     HSBC

                      Wells Fargo Brokerage Services, LLC

                            William Blair & Company


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